Exhibit 10.6


                              EMPLOYMENT AGREEMENT


            This EMPLOYMENT AGREEMENT (this "Agreement") is made in New York, New York as of August 15, 2005 (the "Effective Date"), by and between George Foreman Ventures LLC, a Delaware limited liability company (the "Company"), and George Foreman, Jr. ("Employee").

            WHEREAS, the Company desires to continue to employ Employee, and Employee desires to accept such continued employment on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

            1.    Term.

                  Unless earlier terminated in accordance with Section 4 hereof, the term of this Agreement shall be the five-year period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Initial Term"). Thereafter, this Agreement shall automatically be extended for one or more additional five-year periods unless Employee or the Company gives written notice to the other party, not less than one hundred twenty (120) days prior to the end of the Initial Term or any extension thereof (the Initial Term and any and all extensions thereof, collectively, the "Term"), of his or its election not to renew this Agreement.

            2.    Employment.

                  (a) Employment by the Company. During the Term, upon the terms and subject to the conditions set forth in this Agreement, Employee shall serve as a Senior Executive Vice President of the Company, shall report solely to the Chief Executive Officer of the Company (the "CEO"), or, in the event of the CEO's absence, the Board of Directors of the Company (the "Board"), and shall serve as an officer, director or manager of any subsidiary of the Company, if elected to any such position.

                  (b) Duties. Throughout the Term, Employee shall faithfully and diligently perform Employee's duties and responsibilities in conformity with the directions of the CEO and the Board, shall devote such time and effort as is necessary to fulfill such duties and responsibilities and shall serve the Company to the best of Employee's ability. Employee's duties shall include but shall not be limited to coordinating personal appearances and media interviews by George Foreman, Sr., assisting the Company in raising capital, meeting with customers and business associates, and assisting in development and implementation of the Company's strategic plan. Employee shall perform all duties in a professional, ethical and businesslike manner. In his capacity as a Senior Executive Vice President, Employee shall have such duties and responsibilities as are customary for Employee's position and any other duties or responsibilities he may be reasonably assigned by the CEO or, in the event of the CEO's absence, the Board.

                  (c) Place of Performance. Employee shall be based in Marshall, Texas. Employee recognizes that his duties will require, from time to time and at the Company's expense, travel to domestic and international locations in accordance with the Company's standard policies.

            3.    Compensation and Benefits.

                  (a) Base Salary. The Company agrees to pay to Employee a salary at the rate of $150,000 per annum (the "Initial Base Salary"), payable in installments consistent with the Company's standard payroll policies, but in no event less frequently than monthly. On January 1 of each year during the Term,
(i) Employee's Base Salary (as hereinafter defined) shall increase by five percent (5%) and (ii) the Company shall review Employee's performance and may make such additional increases to the Base Salary in its sole discretion. The Initial Base Salary together with all such mandatory and discretionary increases thereto shall hereinafter be referred to as the "Base Salary."

                  (b) Bonus. In addition, Employee shall be eligible for an annual bonus at the sole discretion of the Board, in accordance with and subject to any written bonus plan developed and approved by the Company applicable to senior executives of the Company; provided that such bonus shall be paid no later than March 14 of the year following the end of the year to which such bonus relates.

                  (c) Benefits and Perquisites. Employee shall be entitled to participate in, to the extent Employee is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to employees of the Company, including without limitation family medical insurance, health insurance and disability insurance (in each case, subject to applicable employee contributions). Employee shall be entitled to receive three weeks of annual paid vacation. Employee shall receive holidays, sick days and personal days pursuant to the Company's standard policies.

                  (d) Business Expenses. The Company will reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the performance of his duties under this Agreement. Such reimbursements will be made by the Company on a timely basis upon submission by Employee of reasonable documentation in accordance with the Company's standard policies.

                  (e) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Employee specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including standard payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

                  (f) Cessation of Employment. In the event Employee shall cease to be employed by the Company for any reason, then Employee's compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

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

            4. Termination of Employment. Employee's employment hereunder may be terminated prior to the end of the Term under the following circumstances:

                  (a) Death. Employee's employment hereunder shall terminate upon Employee's death.

                  (b) Employee's Becoming Totally Disabled. The Company may terminate Employee's employment hereunder at any time after Employee becomes "Totally Disabled". For purposes of this Agreement, Employee shall be "Totally Disabled" in the event Employee is unable to perform the duties and responsibilities contemplated under this Agreement for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in any consecutive 365-day period due to physical or mental incapacity or impairment. During any period that Employee fails to perform Employee's duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), Employee shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Employee's employment hereunder is terminated; provided, however, that the amount of Base Salary, bonus and benefits received by Employee during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Employee under any disability benefit plan or program provided to Employee by the Company.

                  (c) Termination by the Company for Cause. The Company may terminate Employee's employment hereunder for Cause at any time after providing written notice to Employee. For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) the willful and repeated failure or refusal of Employee to perform Employee's duties hereunder in material respects (other than as a result of total or partial incapacity due to physical or mental illness), provided that the Company notifies Employee in writing of such failure or refusal and Employee fails to substantially cure same within ninety (90) days of such notice; (ii) perpetration of an intentional and knowing fraud against or affecting the Company or any affiliate, customer, client, agent, or employee thereof; (iii) conviction (including, without limitation, conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude; or (iv) the inability of the Company or any Controlled Entity to exploit substantially all of the Foreman Indicia and the Marks assigned to the Company pursuant to that certain Assignment Agreement, dated as of the date hereof, by and between George Foreman and George Foreman Productions, Inc. (together, "Foreman"), on the one hand, and the Company on the other hand. For purposes of this Agreement, the term "Controlled Entity" shall mean an entity (x) of which the Company or MM Companies, Inc., a member of the Company, is the managing member, sole general partner or sole director, or (y) which provides Foreman with the same management rights provided to Foreman pursuant to Section 3 of that certain amended and restated limited liability company agreement of the Company, dated as of the date hereof.

                  (d) Termination by the Company without Cause. The Company may terminate Employee's employment hereunder at any time for any reason or no reason by giving Employee thirty (30) days prior written notice of the termination; provided, however, that the Company may provide such notice of termination and effect such termination only with the affirmative vote or written consent of a majority of the members of the board of managers of the Company (or the board of directors or equivalent governing body, in the event of a successor to, or permitted assignee of, the Company). Following any such notice, the Company may reduce or


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

remove any and all of Employee's duties, positions and titles with the Company and any of its subsidiaries.

                  (e) Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (i) a material breach by the Company of this Agreement, provided that, if susceptible of cure, Employee notifies the Company in writing of such breach and the Company fails to cure same within thirty (30) days of such notice; (ii) any material change in Employee's duties and responsibilities which would constitute a demotion, provided that Employee notifies the Company of such reduction and the Company fails to cure same within thirty (30) days of such notice and (iii) a Change of Control. For purposes of this Agreement, a "Change in Control" shall be deemed to occur if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than persons who own ten percent (10%) or more of voting securities of the Company on the Effective Date, any member of the Foreman family or any entity controlled by the Foreman family or any member of the Foreman family, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company.

                  (f) Termination by Employee without Good Reason. Employee may terminate his employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Employee's duties, positions and titles with the Company and any of its subsidiaries.

            5. Compensation Following Termination Prior to the End of the Term and Upon Nonrenewal of this Agreement. In the event that Employee's employment hereunder is terminated prior to the end of the Term or this Agreement is not renewed, Employee shall be entitled only to the following compensation and benefits upon such termination or nonrenewal:

                  (a) Termination by Reason of Death or Employee's Becoming Totally Disabled; Termination by Employee for Good Reason. In the event that Employee's employment is terminated prior to the expiration of the Term by reason of Employee's death pursuant to Section 4(a) hereof, by the Company by reason of Employee's becoming Totally Disabled pursuant to Section 4(b) hereof, or by Employee for Good Reason pursuant to Section 4(e) hereof, the Company shall pay the following amounts to Employee as soon as practicable following the date of termination:

                      (i) any accrued but unpaid Base Salary (as determined
                  pursuant to Section 3 hereof) for services rendered to the date of termination; provided, however, that in the event Employee's employment is terminated pursuant to Section 4(b) hereof, the amount of Base Salary received by Employee during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Employee under any disability benefit plan or program provided to Employee by the Company;

                      (ii) any accrued but unpaid bonus;


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

                      (iii) any accrued but unpaid expenses required to be
                  reimbursed pursuant to Section 3(d) hereof;

                      (iv)  any vacation accrued to the date of termination;
                  and

                      (v) an amount equal to the lesser of (x) the amount of the Base Salary that would have been payable by the Company to Employee from the date of termination through the end of the Term and (y) $250,000; provided, however, that if Employee terminates his employment for Good Reason pursuant to Section 4(e) hereof prior to the third anniversary of the Effective Date, the amount of the payment pursuant to this
                  Section 5(a)(v) shall be the amount of the Base Salary that would have been payable by the Company to Employee from the date of termination through the end of the Term; provided further that, notwithstanding the foregoing, if the Company determines that Employee is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, and accompanying administrative guidance, (A) the payment pursuant to this
                  Section 5(a)(v) shall not be made for a six-month period following the date of termination and (B) such sum shall be paid in a lump sum payment as soon as practicable after the date that is six months after the termination of employment.

                  If, at the time of such termination or any time thereafter, Employee is in material breach of any covenant contained in Section 6 hereof, Employee shall not be entitled to any payment under clause (v) of this Section 5(a).

                  (b) Termination by the Company without Cause. In the event that Employee's employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) hereof, the Company shall pay the following amounts to Employee as soon as practicable following the date of termination:

                      (i) any accrued but unpaid Base Salary (as determined
                  pursuant to Section 3 hereof) for services rendered to the date of termination;

                      (ii) any accrued but unpaid bonus;

                      (iii) any accrued but unpaid expenses required to be
                  reimbursed pursuant to Section 3(d) hereof;

                      (iv) any vacation accrued to the date of termination; and

                      (v) an amount equal to the greater of (x) the amount of
                  the Base Salary that would have been payable by the Company to Employee from the date of termination through the end of the Term and (y) $500,000; provided that, notwithstanding the foregoing, if the Company determines that Employee is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, and accompanying administrative guidance, (A) the payment


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

                  pursuant to this Section 5(b)(v) shall not be made for a six-month period following the date of termination and (B) such sum shall be paid in a lump sum payment as soon as practicable after the date that is six months after the termination of employment; provided further that Employee shall have the option, in his sole discretion, to receive 50,000 shares of the common stock, par value $0.01 per share, of MM Companies, Inc. in lieu of the payment pursuant to this
                  Section 5(b)(v); provided further that, if, at the time of such termination or any time thereafter, Employee is found to be in material breach of any covenant contained in Section 6 hereof, the amount of the damages and costs resulting from such breach shall be deducted from the amount of the payment Employee would otherwise be entitled to receive under this
                  Section 5(b)(v).

                  (c) Termination by Employee without Good Reason; Nonrenewal of this Agreement. In the event that Employee's employment is terminated prior to the expiration of the Term by Employee without Good Reason pursuant to Section 4(f) hereof or in the event that Employee or the Company gives written notice of his or its election not to renew this Agreement pursuant to Section 1 hereof, the Company shall pay the following amounts to Employee as soon as practicable following the date of termination:

                      (i) any accrued but unpaid Base Salary (as determined
                  pursuant to Section 3 hereof) for services rendered to the date of termination;

                      (ii) any accrued but unpaid bonus;

                      (iii) any accrued but unpaid expenses required to be
                  reimbursed pursuant to Section 3(d) hereof; and

                      (iv) any vacation accrued to the date of termination.

                  (d) Termination by the Company for Cause. In the event that Employee's employment is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) hereof, the Company shall pay the following amounts to Employee as soon as practicable following the date of termination:

                      (i) any accrued but unpaid Base Salary (as determined
                  pursuant to Section 3 hereof) for services rendered to the date of termination;

                      (ii) any accrued but unpaid bonus;

                      (iii) any accrued but unpaid expenses required to be
                  reimbursed pursuant to Section 3(d) hereof;

                      (iv) any vacation accrued to the date of termination; and

                      (v) $250,000; provided that, notwithstanding the
                  foregoing, if the Company determines that Employee is a "specified employee" within


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


                  the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, and accompanying administrative guidance, (A) the payment pursuant to this
                  Section 5(d)(v) shall not be made for a six-month period following the date of termination and (B) such sum shall be paid in a lump sum payment as soon as practicable after the date that is six months after the termination of employment; provided further that, if, at the time of such termination or any time thereafter, Employee is found to be in material breach of any covenant contained in Section 6 hereof, the amount of the damages and costs resulting from such breach shall be deducted from the amount of the payment Employee would otherwise be entitled to receive under this Section 5(d)(v).

                  (e) Benefits Following Termination. The benefits to which Employee (or, as applicable, his estate) may be entitled pursuant to the plans and programs referred to in Section 3(d) hereof upon termination of Employee's employment shall be determined and paid in accordance with the terms of such plans and programs, or as may be required by applicable law.

                  (f) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Employee's employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Employee or any other person under this Agreement. The payment of any amounts pursuant to this Section 5 (other than payments required by law) is expressly conditioned upon the delivery by Employee to the Company of a release in form and substance satisfactory to the Company of any and all claims Employee may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Employee's employment by the Company and the termination of such employment.

            6. Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

                  (a) Nonsolicitation.

                      (i) Employee acknowledges and recognizes the highly
                  competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders him special and unique within the Company's industry. In consideration of the payment by the Company to Employee of amounts that may hereafter be paid to Employee pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Employee agrees that during (x) the Term and (y) the period beginning on the date of termination of employment and ending twelve
                  (12) months after the date of termination of employment (the "Covered Time"), Employee shall not: (A) directly or


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

                  indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or any such affiliate; (B) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity;
                  (C) directly or indirectly solicit or attempt to solicit any customer, vendor, distributor, supplier, independent contractor, licensee, joint venturer or other business partner (each, a "Business Associate") of the Company or any of its affiliates with respect to any product or service being furnished, made, sold, leased or licensed by the Company or any such affiliate; or (D) persuade or seek to persuade any Business Associate of the Company or any of its affiliates to cease to do business or to reduce the amount of business which such Business Associate has customarily done or contemplates doing with the Company or any such affiliate, whether or not the relationship between the Company or any such affiliate and such Business Associate was originally established in whole or in part through Employee's efforts. For purposes of this
                  Section 6(a)(i) only, a "Business Associate" shall mean a Business Associate who has done business with the Company within twelve (12) months preceding the termination of Employee's employment. Notwithstanding anything herein to the contrary, Employee shall have the absolute right to privately consult with or advise George Foreman, Sr. or George Foreman III as to whether such person or any entity controlled by the Foreman family should form or continue a relationship, whether contractual, employment or otherwise, with the Company or any of its affiliates.

                      (ii) During the Term and the Covered Time, Employee agrees that upon the earliest of Employee's (x) negotiating with any Competitor (as defined below) concerning the possible employment of Employee by the Competitor, (y) receiving an offer of employment from a Competitor, and (z) becoming employed by a Competitor, Employee will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Employee further agrees that the Company may provide notice to a Competitor of Employee's obligations under this Agreement, including, without limitation, Employee's obligations pursuant to Section 6 hereof. For purposes of this Agreement, the term "Competitor" shall mean any entity (other than the Company and its affiliates) that engages, directly or indirectly, in any of the businesses in which the Company or any of its affiliates is or has engaged.

                      (iii) Employee understands that the provisions of this
                  Section 6(a) may limit his ability to earn a livelihood in a business similar to the business of the Company and its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3


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                  and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Employee's education, skills and abilities, Employee agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

                  (b) Proprietary Information. Employee acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company. Employee covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Employee acknowledges and understands that the term "proprietary information" includes, but is not limited to: (i) the software products, programs, applications, and processes utilized by the Company; (ii) any information concerning the transactions or relations of any Business Associate of the Company with the Company or any of its or their partners, principals, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its or their customers, vendors or Competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company; (vi) any business plans, budgets, advertising or marketing plans; (vii) any information contained in any of the written or oral policies and procedures or manuals of the Company;
(viii) any information belonging to Business Associates of the Company or any other person or entity which the Company has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing. Employee acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Employee on a non-confidential basis from a source other than the Company or the directors, officers, employees, partners, principals or agents of the Company (other than as a result of a breach of any obligation of confidentiality).

                  (c) Confidentiality and Surrender of Records. Employee shall not during the Term or at any time thereafter (irrespective of the circumstances under which Employee's employment with the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Employee shall deliver promptly to the Company all property and records of the Company, including, without limitation, all confidential records. For purposes hereof, the term "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which


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may be in Employee's possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company (including, without limitation, all confidential records) shall be and remain the sole property of the Company during the Term and thereafter.

                  (d) Inventions and Patents. All inventions, innovations or improvements (including, without limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Employee, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Employee will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, without limitation, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

                  (e) Enforcement. Employee acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Employee agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Employee waives posting by the Company of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this
Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

            7.     Assignment and Transfer.

                  (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and shall be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

                  (b) Employee. The parties hereto agree that Employee is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Employee's rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee's estate.

            8.    Miscellaneous.

                  (a) Other Obligations. Employee represents and warrants that neither Employee's employment with the Company nor Employee's performance of Employee's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other



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obligations, legal or otherwise, which Employee may have. Employee covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Employee may have.

                  (b) Nondisclosure. Employee will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.

                  (c) Cooperation. Following termination of employment with the Company for any reason, Employee shall cooperate with the Company, as requested by the Company, to effect a transition of Employee's responsibilities and to ensure that the Company is aware of all matters being handled by Employee.

                  (d) Protection of Reputation. During the Term and thereafter, Employee agrees that he will take not action that is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or that would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any of its affiliates. During the Term and thereafter, the Company agrees that it will not make any public statement, and will cause the CEO and the President of the Company not to take any action, that is intended, or would reasonably be expected, to harm Employee, his family (including George Foreman, Sr.) or any entity controlled by the Foreman family or its or their reputation or that would reasonably be expected to lead to unwanted or unfavorable publicity to Employee, his family (including George Foreman, Sr.) or any entity controlled by the Foreman family.

                  (e) Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

                  (f) Arbitration; Consent to Jurisdiction.

                      (i) General. Except in the event injunctive or other
                  equitable relief is sought pursuant to Section 6(e), Employee and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an "Arbitrable Dispute") between Employee, on the one hand, and the Company (or any affiliate of the Company), on the other hand. The provisions of this Section 8(f) applies to all matters relating to this Agreement and Employee's employment with and/or termination of employment from the Company, including disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment.

                      (ii) Injunctive Relief. Notwithstanding anything to the
                  contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement. For purposes of seeking enforcement of Section 6, the Company and Employee hereby consent to the co-exclusive jurisdiction of the state and federal courts located in the County of New York, New York, U.S.A.; provided, however, that if such courts object to the laying of venue in such jurisdiction, for purposes of seeking enforcement of Section 6, the Company and Employee hereby consent, with respect to such seeking of injunctive or other equitable relief, to the co-exclusive jurisdiction of the courts of the State of Pennsylvania located in Luzerne County and the United States District Court for the Middle District of Pennsylvania.

                      (iii) Arbitration. Any arbitration pursuant to this
                  Section 8(f) will take place in the County of New York, New York, U.S.A. (provided, however, that if arbitrators so located object to the laying of venue in such jurisdiction, such arbitration will take place in the County of Luzerne, Pennsylvania, U.S.A.), under the auspices of the American Arbitration Association, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and before a panel of three (3) arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the County of New York, New York, U.S.A.; provided, however, that if, on account of the proviso in the first sentence of this Section 8(f)(iii), such arbitration has taken place in the County of Luzerne, Pennsylvania, U.S.A., judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the County of Luzerne, Pennsylvania, U.S.A.

                      (iv) Fees and Expenses. In any arbitration pursuant to
                  this Section 8(f), each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Employee, on the other hand.

                      (v) Exclusive Forum. Except as permitted by Section 6(e),
                  arbitration in the manner described in this Section 8(f) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 6(e), should Employee or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 8(f), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

                  (g) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Employee's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Employee's employment.

                  (h) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and, on behalf of the Company, by its duly authorized officer.

                  (i) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

                  (j) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                  (k) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company, to c/o MM Companies, Inc., 100 N. Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, Pennsylvania 18702, Attention:
President, with a copy to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attention: Peter G. Smith, Esq.; and (b) in the case of Employee, to Employee's last known address as reflected in the Company's records, or to such other address as Employee shall designate by written notice to the Company, with a copy to Kirkpatrick & Lockhart Nicholson Graham LLP, 2828 North Harwood Street, Suite 1800, Dallas, Texas 75201,
Attention: Robert E. Wolin, Esq. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

                  (l) Assistance in Proceedings, Etc. Employee shall, without additional compensation, during and after expiration of the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including, without limitation, any external or internal investigation, involving the Company or any of its affiliates.

                  (m) Survival. Cessation or termination of Employee's employment with the Company shall not result in termination of this Agreement. The respective obligations of Employee and rights and benefits afforded to the Company as provided in this Agreement shall survive cessation or termination of Employee's employment hereunder.

                  (n) Headings. The section headings and captions of this Agreement are for reference purposes only and are intended to have no effect in the construction or interpretation of this Agreement.




                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

                                    GEORGE FOREMAN VENTURES LLC

                                    By: MM Companies, Inc., its Managing Member

                                    By:
                                       ---------------------------------
                                       Name:  Efrem Gerszberg
                                       Title: President


                                    GEORGE FOREMAN, JR.


                                    ------------------------------------
                                    George Foreman, Jr.



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